Exhibit 99.1

CONTACT:
John C. Wobensmith
President
Genco Shipping & Trading Limited
(646) 443-8555

GENCO SHIPPING & TRADING LIMITED RECEIVES NOTICE REGARDING NYSE CONTINUED LISTING STANDARDS

New York, New York, February 26, 2016 – Genco Shipping & Trading Limited (NYSE:GNK) (“Genco” or the “Company”) announced today that on February 23, 2016, it received notice from the New York Stock Exchange, Inc. (the “NYSE”) that the price of the Company’s common stock fell below the NYSE’s continued listing standards. The NYSE requires the average closing price of a listed company’s common stock to be at least $1.00 per share over a consecutive 30 trading-day period.

Subject to the NYSE’s rules, the Company has six months from the date of its receipt of the NYSE notice to regain compliance with the minimum share price rule.  The Company expects that during the cure period, shares of the Company’s common stock will continue to be listed and trade on the NYSE, subject to the Company’s continued compliance with the NYSE’s other applicable listing rules.

The NYSE notification does not affect the Company’s business operations or its Securities and Exchange Commission reporting requirements and does not conflict with any of the Company’s credit agreements.

The Company has notified the NYSE of its intention to cure this deficiency.  The Company will actively monitor its stock price and evaluate all available options in order to regain compliance within the prescribed time frame, which may include a reverse stock split.

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Genco Shipping & Trading Limited’s current fleet consists of 13 Capesize, eight Panamax, four Ultramax, 21 Supramax, six Handymax and 18 Handysize vessels with an aggregate capacity of approximately 5,158,000 dwt.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and observations and include factors that, in the Company’s view, could cause actual results to differ materially from the forward-looking statements contained in this press release. In particular, although the Company intends to regain compliance with the NYSE’s continued listing standards, there can be no assurance that the Company will be able to do so. This could result in a delisting of the Company’s common stock from the NYSE. Other factors that could cause actual results to differ materially from the forward-looking statements contained in this press release are listed from time to time in the Company’s filings with the SEC, its Annual Report on Form 10-K for the year ended December 31, 2014 (as amended) and its subsequent reports on Form 10-Q and Form 8-K.

This press release is not an offer to purchase or sell, or a solicitation of an offer to purchase or sell any securities of the Company.

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